Exhibit 99.1

Name and address of each other reporting person:

Crestview Capital Master, LLC
c/o Crestview Capital Funds
95 Revere Drive, Suite A
Northbrook, Illinois 60062

Designated Filer: Crestview Capital Partners, LLC

Issuer & Ticker Symbol: National Coal Corp (NCOC)

Date of Event Requiring Statement: 08/21/2007

Crestview Capital Master, LLC
By: Crestview Capital Partners, LLC, its Sole Manager

By: /s/ Daniel I. Warsh
Name: Daniel I. Warsh, Manager Date: August 23, 2007